Exhibit 3.1.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOARRAY SOLUTIONS LTD.

FIRST: The name of the corporation is BIOARRAY SOLUTIONS LTD.

SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock having a par value of $0.01 per share (“Common Stock”).

FIFTH: The initial board of directors shall consist of three (3) directors, whose names and current mailing addresses are:

Gioacchino De Chirico	3130 Gateway Drive
P.O. Box 5625
Norcross, Georgia, 30091-5625

Richard A. Flynt	3130 Gateway Drive
P.O. Box 5625
Norcross, Georgia, 30091-5625

Philip H. Moïse	3130 Gateway Drive
P.O. Box 5625
Norcross, Georgia, 30091-5625

, and who are to serve as directors until the first annual meeting of the stockholders or until their successors are elected and qualified or their earlier death, resignation or removal from office.

SIXTH: Election of directors need not be by ballot.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Delaware General Corporation Law § 174, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this certificate of incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

NINTH: The corporation reserves the right to amend and repeal any provision contained in the certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

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